THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated March 29, 2012 except Note 3 which is dated June 19, 2012 on the financial statements of AMERILITHIUM as of December 31, 2011 and 2010, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.  In addition I consent to the use of my name in the “Experts” section of the Current S-1.

Dated this 6th day of August, 2012.

/s/ Thomas J. Harris

Thomas J. Harris

Certified Public Accountant